TABLE OF CONTENTS

                                                      Page No.

PRER14A                                                    1

Notice of Special Shareholder Meeting                      2

Proxy Statement                                            3

Proxy                                                     15




                                      Commission File No. 0-26057

                    SCHEDULE  14A  INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by Registrant  [X]
Filed by a Party other than the Registrant  [  ]
Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                   GREATBIO TECHNOLOGIES, INC.
        (Name of Registrant as Specified in its Charter)

                   GREATBIO TECHNOLOGIES, INC.
             (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act
     Rules 14a-6(i)(4) and 0-11.

               (1)  Title of each class of securities to which transaction
          applies:   n/a
               (2)  Aggregate number of securities to which transaction
          applies:   n/a
               (3)  Per unit price or other underlying value of transaction
          computed pursuant to Exchange Act Rule 0-11:   n/a.
               (4)  Proposed maximum aggregate value of transaction:   n/a
     (5)  Total fee paid:  -0-

[ ]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date filed:



                                     2001
                        ANNUAL MEETING OF SHAREHOLDERS
                                     -of-
                          GREATBIO TECHNOLOGIES, INC
                      150 Lucius Gordon Drive, Suite 201
                           West Henrietta, NY 14586

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 2001 Annual Meeting of Shareholders of GreatBio Technologies, Inc. (the "Company") will be held at the offices of the Company on Thursday, July 19, 2001 at 10:00 a.m. local time, for the following purposes:

1. To elect five (5) directors for a term of one (1) year or until their successors have been elected and qualified.

2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to change the name of the Company to Biophan Technologies, Inc.

3. To consider and act upon a proposal to approve the Company's 2001 Stock Option Plan.

4. To consider and act upon a proposal to appoint Goldstein Golub & Kessler, LLP as the Company's independent public accountants for the year ending February 28, 2002.

5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Information concerning matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

    Shareholders of record at 5:00 p.m. Eastern Daylight Time, on July 2, 2001, are entitled to notice of and to vote at, the meeting. Each shareholder, even though he or she now plans to attend the meeting, is requested to execute the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any shareholder present at the meeting may withdraw his or her proxy in writing and vote personally on each matter brought before the meeting.

                                          By Order of the Board of Directors


                                          /s/David A. Miller
                                          Secretary
July 2, 2001

                                      2001
                        ANNUAL MEETING OF SHAREHOLDERS
                                     -of-
                          GREATBIO TECHNOLOGIES, INC
                      150 Lucius Gordon Drive, Suite 201
                           West Henrietta, NY 14586

                                 PROXY STATEMENT

     This Proxy Statement (the "Proxy Statement") is furnished to shareholders of GreatBio Technologies, Inc., a Nevada corporation having its principal executive offices at 150 Lucius Gordon Drive, Suite 201, Rochester, West Henrietta, NY 14586 (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company relating to the 2001 Annual Meeting of shareholders (the "Annual Meeting") which will be held at the offices of the Corporation on Thursday, July 19, 2001, at 10:00 a.m., local time, and at any and all adjournments of the Annual Meeting.

     This Proxy Statement, together with the accompanying form of proxy, was mailed to shareholders on or about July 2, 2001.


Voting Securities

     As of July 2, 2001, the record date for the Annual Meeting, there were 25,565,532 of the Company's common shares, par value $.005 per share (the "Common Shares"), issued and outstanding. Only shareholders of record on the books of the Company at the close of business on July 2, 2001 are entitled to notice of, and to vote at, the Annual Meeting and at any and all adjournments of the Annual Meeting. Each such shareholder is entitled to one vote for each Common Share registered in the name of the shareholder. A majority of the outstanding Common Shares represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

     The enclosed proxy, when properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted as therein specified unless revoked by filing with the Secretary prior to any vote at the Annual Meeting, a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the five director nominees named herein. Unless a proxy is designated as being voted against, or unless a shareholder designates that the shareholder abstains, a signed proxy will be voted FOR each proposal described herein. The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.


Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, officers and regular employees of the Company, without extra compensation, may solicit proxies personally, by telephone or telegraph. The Company has requested persons holding Common Shares in their names for others or in the names of nominees to forward soliciting material to the beneficial owners of such Common Shares and the Company will, if requested, reimburse such persons for their reasonable expenses in so doing.

                        PRINCIPAL SHAREHOLDERS

     The following table sets forth as of June 15, 2001, the name and address of each director, nominee for director and executive officer who owns shares of Common Stock and each other person known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock and the number of shares owned by all directors and executive officers of the Company, as a group, together with the respective percentage holdings of each such person.

Name and Address                Amount and Nature of            Percent of
of Beneficial Owner            Beneficial Ownership (1)(2)      Class (1)(2)

Michael L. Weiner (3)*                 6,853,573                    26.7%
150 Lucius Gordon Drive
Suite 201
West Henrietta, NY 14586

Edward F. Cowle                        5,783,100                    22.6%
6 East 45th Street
Suite 1000
New York, NY 10017

Steven Katz*                               50,000                    0.2%
440 South Main Street
Milltown, NJ 08850

Wilson Greatbatch (4)*                  5,479,550                   21.3%
5935 Davison Road
Akron, NY 14001

Robert S. Bramson*                              0                    0
Bramson & Pressman
1100 East Hector Street
Suite 410
Consohoken, PA 19248

Ross B. Kenzie (5)*                             0                    0
369 Franklin Street
Buffalo, NY 14202

Geoffery Williams                       4,564,701                   17.9%
56 West 400 South
Suite 220
Salt Lake City, UT 84101

Robert J. Wood                                  0                    0
150 Lucius Gordon Drive
Suite 201
West Henrietta, NY 14586

Stuart G. MacDonald                             0                    0
150 Lucius Gordon Drive
Suite 201
West Henrietta, NY 14586

Patrick R. Connelly (6)                   288,978                    1.1%
150 Lucius Gordon Drive
Suite 201
West Henrietta, NY 14586

H. DeWorth Williams                     2,058,500                    8.1%
56 West 400 South
Suite 220
Salt Lake City, UT 84101

David A. Miller                            90,500                    0.4%
4004 Sunnyside Road
Sandpoint, ID 83864

Biophan, LLC (7)                        6,628,573                   25.9%
150 Lucius Gordon Drive
Suite 201
West Henrietta, NY 14586

All Officers and Directors             12,762,601                   49.5%
  as a group (9 Persons)


* Member of the Board of Directors


(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Applicable percentage of ownership is based on 25,565,532 shares outstanding as of June 15, 2001 together with applicable options, if any, for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares subject to options currently exercisable or exercisable within 60 days after June 15, 2001 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other shareholder.

(3) Michael L. Weiner is a member and the manager of Technology Innovations, LLC, which is the majority owner of Biophan, LLC. Mr. Weiner is also the manager of Biophan, LLC. Mr. Weiner's calculation includes 6,228,573 shares owned beneficially and of record by Biophan, but excludes 5,379,550 shares owned of record by Biophan but beneficially by Wilson Greatbatch or Greatbatch Gen-Aid, Ltd., and excludes 268,978 shares owned of record by Biophan but beneficially by Patrick R. Connelly. Also includes 100,000 shares issuable upon exercise of stock options granted to Mr. Weiner, which shares Mr. Weiner has the right to acquire within 60 days.

(4) Includes 5,379,550 shares owned of record by Biophan but beneficially by Wilson Greatbatch or by Greatbatch Gen-Aid, Ltd., an entity owned by Wilson Greatbatch. Also includes 100,000 shares issuable upon exercise of stock options granted to Mr. Greatbatch, which shares Mr. Greatbatch has the right to acquire within 60 days.

(5) Does not include shares owned beneficially or of record by Biophan, LLC. Ross B. Kenzie is the manager and an equity member of Biophan Ventures, LLC which is the 43% equity member in Biophan, LLC. Mr. Kenzie, along with Michael L. Weiner, comprise the Board of Members of Biophan, LLC.

(6) Includes 268,978 shares owned of record by Biophan but beneficially by Patrick R. Connelly. Also includes 20,000 shares issuable upon exercise of stock options granted to Mr. Connelly, which shares Mr. Connelly has the right to acquire within 60 days.

(7) Excludes 5,379,550 shares owned beneficially by Wilson Greatbatch or Greatbatch Gen-Aid, Ltd. and 268,978 shares owned beneficially by Patrick R. Connelly.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     As of July 2, 2001 the directors and executive officers of the Company were as follows:

Name                         Age               Position

Michael L. Weiner            53        Chairman of the Board, President, Chief
                                       Executive Officer and Director

Robert J. Wood               62        Vice-President, Treasurer, Chief
                                       Financial Officer

David A. Miller              46        Secretary

Stuart G. MacDonald          52        Vice-President of Research and
                                       Development

Patrick R. Connelly          34        Director of Biomedical Engineering

Wilson Greatbatch            81        Director

Steven Katz                  53        Director

Ross B. Kenzie               68        Director

Robert S. Bramson            62        Director





     The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers of the Company serve at the will of the Board of Directors.

     Messrs. Weiner, Greatbatch, Katz, Kenzie, and Bramson are each nominees for the position of the Director of the Company, to be voted upon at the 2001 Annual Meeting. For a brief description of their respective business experience during the past five years please refer to that portion of this Proxy Statement entitled "Election of Directors". A brief description of the business experience of Messrs. Wood, Miller, MacDonald, and Connelly are presented here.

     Robert J. Wood is a Certified Public Accountant with extensive experience in public accounting and business consulting, having been an owner/partner of Wood & Company, CPAs, P.C., Mengel, Metzger, Barr & Co., LLP, and Metzger, Wood & Sokolski, CPAs, all in Rochester, New York, from 1973 through 2000. He began his career at Price Waterhouse & Co. in 1962 after graduating from St. John Fisher College with a B.B.A. in Accounting. He is a member of the New York State Society of Certified Public Accountants (NYSSCPA).

     David A. Miller was in charge of the administrative duties of GreatBio Technologies, Inc., formerly Idaho Technical, Inc., from 1996 until December 1, 2000 (the date of the Exchange Agreement). He is a former member of the Board of Directors and has held the offices of Vice-President, Secretary and Treasurer.

     Stuart G. MacDonald is an experienced Research and Development leader with a broad engineering and science background, emphasizing a systems approach to developing complex technology. MacDonald was previously employed at Ortho-Clinical Diagnostics (J&J) in Rochester, New York since1995, most recently as Vice-president, Clinical Lab Instrumentation R & D. Prior to this he worked at Eastman Kodak Company from 1971 to 1995, rising to the position of Assistant Director, Clinical Diagnostic Research Labs. MacDonald has a B.S. in Mechanical Engineering and Masters of Engineering degree from Cornell University; he is also licensed as a professional engineer by the State of New York.

     Patrick R. Connelly is a co-inventor of the MRI-compatible pacemaker and is working on the design of the system with Wilson Greatbatch. Connelly is currently a graduate student pursuing a PhD in Biomedical Engineering at the University of Rochester, his specialty being MRI technologies. Connelly holds a Masters degree in Molecular Biology from Thomas Jefferson University in Philadelphia and a B.S. degree in Electrical Engineering from Northeastern University, Boston. Connelly was an assistant scientist and manager at NYU Medical Center, New York and a research and design RADAR engineer for the US Army. In addition, he has written several articles for a medical publication ranging from vascular development to prefabrication of human cartilage.



                          ELECTION OF DIRECTORS
                              (Proposal 1)

     The Company proposes that a Board of Directors consisting of five (5) directors be elected by the shareholders at the Annual Meeting, each director to hold office until the next Annual Meeting of shareholders or until the successor of the director is duly elected and qualified.
The Board of Directors recommends the election of the five (5) nominees named below. The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but should any such nominee so notify the Company of the nominee's unavailability prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their sole discretion, shall determine.

     Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, proxies which are executed and returned to the Company prior to the Annual Meeting in the enclosed form will be voted FOR the election of each of the five (5) nominees named below. The proxy solicited by the Board of Directors will be so voted unless shareholders specify a contrary choice therein. Directors are
elected by a plurality of votes cast.   What follows is certain information
relating to each of the nominees for director:

     Michael L. Weiner is an entrepreneur who has started six companies. Mr. Weiner has extensive experience in licensing, having negotiated over 200 licenses producing tens of millions of dollars in licensing revenue from products with gross sales of several hundred million dollars. Mr. Weiner began his career at Xerox Corp., where he served in a variety of capacities in sales and marketing, including manager of software market expansion and manager of sales compensation planning. In 1985, after a ten year career at Xerox, Mr. Weiner founded Microlytics, a Xerox spin-off company which developed technology from the Xerox Palo Alto Research Center (PARC) into a suite of products with licenses to companies including Microsoft, Symantec, Casio, Canon, Sharp, Seiko, Smith Corona, SEC, Apple, WordPerfect, and Fuji Xerox. Microlytics merged with Selectronics, a public company, in 1990. Weiner is also co-founder and former CEO of Manning & Napier Information Services
(MNIS), Rochester -based information and consulting service with over 100 employees. TextWise, a company Weiner co-founded in 1994, with Dr. Elizabeth
D. Liddy, a professor at Syracuse University, has received over $12 million in government research grants from DARPA, ORD, NIMA, USAF, and DoD. Weiner holds three issued patents and has numerous patents pending, including as co-inventor with Wilson Greatbatch and Patrick R. Connelly pertaining to the MRI-compatible pacemaker.

     Wilson Greatbatch began working in medical research after earning a B.S. degree from Cornell University, an M.S.E.E. degree from the University of Buffalo, and serving in the Navy during World War II. While experimenting with oscillation, the recording of heart sounds and resulting electrical pulses, he discovered way to regulate the human heart. After two years of refinements, he handcrafted the world's first successful implantable pacemaker. Greatbatch licensed the implantable pacemaker technology to Medtronic Incorporated in 1961 and joined their board of directors. Medtronic is the world's largest manufacturer of pacemakers. Mr. Greatbatch also invented a corrosion-free lithium battery to power pacemakers. He then founded what is today Wilson Greatbatch Technologies, Inc., the leading developer and manufacturer of batteries, power sources and other components used in implantable medical devices. In excess of 90% of the pacemakers and implantable cardioverter defibrillators manufactured worldwide use power sources manufactured or produced under license using technology owned by Wilson Greatbatch Technologies, Inc. Mr. Greatbatch recently retired from Wilson Greatbatch Technologies, Inc. In recognition of his inventions, and numerous contributions to medical science and other disciplines, as evidenced by a portfolio of more than 230 patents, Mr. Greatbatch was chosen as the recipient of the Lifetime Achievement Award for 1996 by the Lemelson-MIT Prize Program and currently serves as one of its invention ambassadors. In 1990 he was awarded the National Medal of Technology for his contribution to medicine by then President George Bush. Greatbatch was also inducted into the National Inventors Hall of Fame and is a member of nine professional organizations including the IEEE, the National Academy of Engineering, and the American College of Cardiologists. On February 20, 2001, in further recognition of his accomplishments, Mr. Greatbatch was honored by the National Academy of Engineering for his invention of the implantable pacemaker with the award of the Fritz J. and Dolores H. Russ Prize, the engineering profession's highest honor for 2001. Greatbatch shares the award with Mr. Earl Bakken, a co-founder of Medtronic.

     Steven Katz is President of Steven Katz & Associates, Inc., a technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing since 1982. Since January 2000, Mr. Katz has also been President and Chief Operating Officer of Senesco Technologies, Inc., a public company engaged in the development of proprietary genes with application to agro-biotechnology. From 1983 to 1984 he was the co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a bio-materials company. Prior to S.K.Y. Polymers, Inc., Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1980 he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to
1974). Mr. Katz received a Bachelors of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the Board of Directors of Senesco Technologies, Inc. and USA Technologies, Inc., both publicly-held corporations, and several other private companies.

     Ross B. Kenzie is a former Chairman and Chief Executive Officer of Goldome Bank, from which he retired in June 1989. He is a former Director of the Federal Home Loan Bank of New York and served on the boards of the National Council of Savings Institutions, the Federal Reserve Bank of New York, Buffalo Branch, and the Savings Banks Association of New York State.
Mr. Kenzie is a Director of Millard Fillmore Hospitals and Past Chairman Emeritus. He serves on the Board of the Kaleida Health, Education and Research Foundation and its Investment Committee. He is a Director of the Health Systems Agency of Western New York, and is a member of the Western New York Commission on Health Care Reform. Mr. Kenzie is a member of the College Council of the State University College at Buffalo and has served as Chairman. He is a Director of the College's Foundation and a member of its Finance Committee and its Investment Committee. He serves on the Council of the Burchfield-Penney Art Center, and on its Executive Committee. He is also a member of the Board, and the Chairman of the Investment Committee of the State University at Buffalo Foundation. Mr. Kenzie currently serves on the boards of several companies including many entrepreneurial ventures that are privately held.

     Robert S. Bramson is an engineer and patent attorney and is presently a partner in Bramson & Pressman, a law firm that focuses on patent and technology licensing matters, and is President of VAI Management Corp., a consulting firm that specializes in patent and technology licensing; former head of the Computer and Technology law group of Schnader, Harrison, Segal & Lewis, a major law firm; former Vice President and General Patent and Technology Counsel for Unisys; founder and former CEO of InterDigital Patents Corporation, a patent licensing company; former Licensing Counsel for Abbott Laboratories; and Adjunct Professor of Patent Law, Computer Law and (presently) Licensing Law at Temple Law School, Rutgers Law School and Villanova Law School at different times for over twenty years.

     Except as disclosed above, none of the Company's directors is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or of any company registered under the Investment Company Act of 1940, as amended. There is no family relationship among any members of the Board of Directors or the executive officers or significant employees of the Company.

     At the present time the Company has no Nominating Committee. The Board has a Compensation Committee whose members are Messrs. Katz, Kenzie, and Bramson, and an Audit Committee whose members are Messrs. Katz, Kenzie, and Bramson. The Audit Committee was recently constituted as of June 22, 2001, and did not undertake any role with respect to the fiscal year ended February 28, 2001. The Audit Committee has the responsibility for recommending the appointment of the Company's outside auditors, reviewing the scope and results of audits, and reviewing internal accounting controls and systems. The Compensation Committee establishes the compensation of the Chief Executive Officer of the Company, reviews the recommendations of management regarding the compensation of other executive officers and administers the Company's Stock Option Plans. All directors and executive officers are elected to serve as directors and executive officers until the next annual meeting of shareholders of the Company or until their successors have been elected and qualified.

     There are no arrangements or understandings between any director or executive officer and any other persons pursuant to which any such directors or executive officers was or is to be selected as a director or nominee for director.

Section 16(a) Beneficial Ownership Reporting Compliance

     Edward F. Cowle and David A. Miller were required to file Form 4 on December 14, 2000 (10 days after change in beneficial ownership), and were required to file Form 5 on April 14, 2001. Biophan, LLC was required to file Form 3 on December 14, 2000 (10 days after it became a 10% holder). These reports were not filed. The Company has instituted internal procedures to insure the timely filing of such reports in the future.


                          EXECUTIVE COMPENSATION

     For the fiscal year ended February 28, 2001, certain of the Company's officers and directors worked on a part-time basis for the Company. The allocable time of certain officers and employees, paid by Biophan, LLC, has been charged to and accrued by the Company. The Board of Directors is currently considering a formal program of executive compensation, incentive stock options and other benefits for management personnel.

     No current executive of the Company was paid any compensation by the Company during the fiscal year ended February 28, 2001. Biophan, LLC paid certain expenses, including executive compensation, on behalf of the Company during the year ended February 28, 2001, aggregating $137,324.19. It is expected that the Company will reimburse Biophan for the amounts prior to its current fiscal year end.

                        EMPLOYMENT AGREEMENTS

     Each of Michael L. Weiner, Chairman and Chief Executive Officer; Stuart G. MacDonald, Vice President of Research and Development; Robert J. Wood, Vice President, Treasurer and Chief Financial Officer; and Patrick R. Connelly, Director of Biomedical Engineering entered into Employment Agreements with the Company effective June 18, 2001.

     Mr. Weiner's Employment Agreement has an initial term of three years with subsequent one-year renewal periods. His Employment Agreement may be terminated by the Company for cause (as defined in the Agreements) or upon the death or disability of the Employee. In the event of disability of Employee, termination of the Agreement by the Company following a Change in Control or termination of the Agreement by the Employee for Good Reason, the Employee is entitled to receive severance equal to one year's base salary, payable in twelve equal consecutive monthly installments. Good Reason means (i) material change of Employee's duties, (ii) material breach by the Company, or (iii) voluntary termination by Employee within ninety (90) days after a Change in Control.

     The Employment Agreements for each of Mr. MacDonald, Mr. Wood and Mr. Connelly are terminable by either the employee or the Company upon two weeks notice or by the Company for cause(as defined in the Employment Agreements) or upon the death or disability of the Employee. However, each of the aforementioned employees is entitled to receive severance equal to six months' base salary, payable in six equal consecutive monthly installments in the event that the employee is terminated by the Company within ninety (90) days following a Change in Control.

           The Employment Agreements set out the following compensation:

                            Base Salary               Stock Options
Michael L. Weiner               $175,000                 250,000
Stuart G. MacDonald             $100,000                 100,000
Robert J. Wood                   $83,200                  50,000
Patrick R. Connelly              $47,600                  50,000

     For purposes of the Employment Agreements, were applicable, "Change in Control means the occurrence of any one of the following events:

          (i) (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/or assets of the Company, shall be controlled by another corporation or (B) a recapitalization (including an exchange of the Company's equity securities by the holders thereof), in either case, in which any "Person" (as such term is used in Section 13
     (d) and 14 (d) (2) of the Exchange Act), becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined power of the then outstanding securities ordinarily having the right to vote in the election of directors;

          (ii) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company;

          (iii) approval by the shareholders of the Company of any Company, unless such plan or proposal is abandoned within sixty
     (60) days following such approval;
     (iv) any case in which any "Person" (as such term is used in Sections 13 (d) and 14 (d) (2) of the Exchange Act), becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of outstanding securities ordinarily having the right to vote in the election of directors;

          (v) during any period of two consecutive years a majority of the Board of Directors no longer consists of individuals who were members of the Board of Directors at the beginning of such period, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period.

                       APPROVAL OF THE AMENDMENT
                      OF THE COMPANY'S CERTIFICATE
                           OF INCORPORATION
                             (Proposal 2)


          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
              TO CHANGE ITS NAME TO BIOPHAN TECHNOLOGIES, INC.
                            (Proxy Item 2)

     On June 25, 2001 the Board of Directors adopted a resolution approving the amendment of the Company's Certificate of Incorporation to change the name of the Company to Biophan Technologies, Inc. The Board believes that the change of name will be beneficial to the Company in its business dealings and the branding of its technologies. The Company has entered into an agreement with Biophan, LLC, a major shareholder of the Company, to license the use of the name and trademark, "Biophan".

     Approval of the proposal to change the name of the Company requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast. In the absence of instructions to the contrary, proxies covering the Common Shares will be voted FOR the amendment.

     The Board of Directors recommends that shareholders vote FOR the proposed Amendment to the Certificate of Incorporation.

                   APPROVAL OF THE 2001 STOCK OPTION PLAN
                              (Proposal 3)

     On June 25, 2001, the Board of Directors adopted, subject to shareholder approval, the 2001 Stock Option Plan (the "Plan"). The Board believes that the Plan provides a balanced approach to rewarding key employees, directors, and scientific advisory board members, linked to total return to shareholders as reflected in share price appreciation.

     The following is a summary of the material features of the Plan. The full text of the Plan is attached as Appendix A, and the following summary is qualified in its entirety by reference to it.

          Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain individuals of training, experience, and ability as officers, key employees, directors and consultants and to furnish additional incentive to such key individuals to promote the Company's financial success by providing them with an equity ownership in the Company commensurate with Company performance, as reflected in increased shareholder value. It is the intent of the Company that such individuals be encouraged to obtain and retain an equity interest in the Company and each Participant will be specifically apprised of said intent.

     Administration. The Plan will be administered by the Compensation Committee, composed of not less than two directors appointed by the Board. Each member of the Compensation Committee shall, at all times during their service as such, be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee shall have conclusive authority to construe and interpret the Plan and any Award Agreement entered into thereunder, and to establish, amend and rescind administrative policies for the administration of the Plan; and such additional authority as the Board of Directors may from time to time determine to be necessary or desirable.

     Term. The plan shall become effective as of June 1, 2001 subject to its approval by Company shareholders.

     Eligibility. Those persons eligible to participate in the Plan shall include officers and other key employees, directors, and consultants of the Company and its subsidiaries..

     Shares Subject to the Plan. Subject to adjustment as provided in the Plan, the total number of Common Shares available under the Plan shall be 2,500,000 Common Shares.

     Participation. The Compensation Committee shall select, from time to time, key employees and consultants who, in the opinion of the Compensation Committee, can further the Plan's purposes and the Compensation Committee shall determine the type or types of awards to be made to the participant. The terms, conditions and restrictions of each award shall be set forth in an Award Agreement. Non-employee Directors shall automatically receive an initial grant of options to purchase 30,000 shares, and additional grants of 10,000 shares each year for continued service on the Board after three years; and Members of the Scientific Advisory Board shall automatically receive grants of options to purchase 8333 shares each year for continued service on the Scientific Advisory Board.

     Stock Options. Awards may be granted in the form of non-statutory stock options and incentive stock options.

     Restricted Stock Awards. Awards may be granted in the form of Restricted Stock Awards. Restricted Stock Awards are subject to such terms, conditions, restrictions, or limitations as the Compensation Committee deems appropriate.

          Change in Control.  In the event of a "change in control" of the
Company: stock options not otherwise exercisable shall become fully exercisable; all restrictions previously established with respect to Restricted Stock Awards will conclusively be deemed to have been satisfied.

     Tax Matters. Section 162(m) of the Internal Revenue Code prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the end of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based" compensation under Section 162(m) of the Code.

     The final regulations promulgated by the Internal Revenue Service under
Section 162(m) (the "Final Regulations") set forth a number of requirements which must be satisfied in order for compensation paid under the Plan to qualify as "performance-based" for purposes of Section 162(m). The Company is seeking shareholder approval of the Plan in order to qualify certain compensation awarded under the Plan as "performance-based" for purposes of
Section 162(m).

Federal Income Tax Consequences

     The following is a brief summary of the principal anticipated federal income tax consequences of grants under the Plan to recipients and the Company. This summary is not intended to be exhaustive and does not describe all federal, state or local tax laws.

     Option Grants. Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised, provided, that the optionee may incur alternative minimum tax liability upon exercise. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two
(2) years after the option grant date and more than one (1) year after the exercise date. If either of these two (2) holding periods is not satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

     Restricted Stock. Generally, a recipient will not recognize income and the Company will not be entitled to a deduction with respect to an award of Restricted Stock until the first to occur of the vesting or the free transferability of such shares. The amount to be included in the recipient's income (and, subject to the discussion of Section 162(m) of the Code below, which may be deductible by the Company) will equal the fair market value of the Restricted Stock on the first day it is freely transferable or vested, not when it is first issued to a recipient, over the amount, if any, paid for such stock. The Company will be entitled to withhold tax from a recipient's salary or from the shares that are no longer subject to restriction in order to satisfy any tax withholding obligation arising from the taxability of the
Restricted Stock.     A recipient receiving Restricted Stock can elect to
include the value of the Restricted Stock, over the amount, if any, paid for such stock, in income at the time it is awarded by making a "Section 83(b) Election" within 30 days after the Restricted Stock is transferred to the recipient.

     Section 162(m). Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer(s) or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. The restrictions on deductibility under Section 162(m) of the Code do not apply to certain performance-based compensation. Grants under the Plan are intended to satisfy the requirements for deductible compensation under Section 162(m) of the Code. However, due to various factors, not all grants under the Plan may be deductible under Section 162(m) of the Code.

     Plan Benefits. Through June 15, 2001, no options have been granted under the Plan; however, the Company has committed itself to grant a total of 961,664 options under the Plan upon approval by the shareholders.

     Approval of the Plan requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes are not considered votes cast. In the absence of instructions to the contrary, proxies covering the Common Shares will be voted FOR the amendment.

          The Board of Directors recommends that the shareholders vote FOR the Plan.

                 APPROVAL OF INDEPENDENT ACCOUNTANTS
                            (Proposal 4)


     For the year ended February 28, 2001, Goldstein Golub & Kessler, LLP served as the Company's independent public accountants. For the year ended February 29, 2000, the accounting firm of LeMaster & Daniels, PLLC served as the independent public accountants of the company for the purpose of reporting on the audit of the company's financial statements.

     On April 25, 2001, GreatBio Technologies, Inc. dismissed Arthur Andersen LLP as its independent accountants. The Company's Board of Directors approved the decision to change independent accountants. Arthur Andersen LLP issued no reports on the financial statements. Arthur Andersen LLP was engaged from January 15, 2001 through April 24, 2001 and during such period there have been no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference thereto in their report to be issued on the financial statements. During the period in which Arthur Andersen LLP was engaged there have been no reportable events as defined in Regulation S-K Item 304(a)(1)(v). The Company has requested that Arthur Andersen LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated May 4, 2001, was filed as Exhibit 16 to Form 8-K filed on May 7, 2001.

     The Company engaged Goldstein Golub & Kessler, LLP as its new independent accountants as of April 25, 2001. During the two most recent fiscal years and through April 25, 2001, the Company has not consulted with Goldstein Golub & Kessler, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

AUDIT FEES

     The audit fees for the audit of the Company's Financial Statements for the year ended February 28, 2001 have not yet been billed, but the Company anticipates that those fees will be $12,500.00.

Financial Information Systems Design and Implementation Fees:

     None.

All other Fees:

     None.

     Approval of the auditors requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes are not considered votes cast. In the absence of instructions to the contrary, proxies covering the Common Shares will be voted FOR the appointment of Goldstein Golub & Kessler, LLP as the Company's independent public accountants for the year ending February 28, 2002. If the shareholders do not appoint Goldstein Golub & Kessler, LLP, the selection of independent public accountants will be made by the Board of Directors, and Goldstein Golub & Kessler, LLP may at that time be considered for such appointment.



OTHER MATTERS


     As of the date of this Proxy Statement, the Board of Directors knows of no other matters that are to be presented for consideration at the Annual Meeting. Should any other matter come before the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to any such matter in accordance with their judgment.

     Shareholders are requested to date, sign and return the proxy in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire; otherwise, your proxy will be voted for you.

                               PROXY
                     GREATBIO TECHNOLOGIES, INC.
      this Proxy is solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Michael L. Weiner, Robert J. Wood, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of GREATBIO TECHNOLOGIES, INC. (the "Company") to be held on July 19, 2001 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting. If no direction is made, shares will be voted FOR the election of directors named in the proxy and FOR Proposals 2,3, 4, and 5.


1. Election of five (5) directors (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

FOR all nominees listed to the right        [__]        Michael L. Weiner
(except as marked to the contrary)                      Wilson Greatbatch
                                                        Steven Katz
WITHHOLD AUTHORITY to vote                  [__]        Ross B. Kenzie
for all nominees listed to the right                    Robert S. Bramson


                                                  FOR     AGAINST     ABSTAIN

2. Proposal to amend the Company's                [__]      [__]        [__]
   Certificate of Incorporation to change
   the name of the Company to Biophan
   Technologies, Inc.


3. Proposal to approve the Company's 2001 Stock   [__]      [__]        [__]
   Option Plan.

4. Proposal to appoint Goldstein Golub Kessler    [__]      [__]        [__]
   LLP as the Company's independent public accountants for the year ending February 28, 2002.

5. Transaction of such other business as may      [__]      [__]        [__]
properly come before the meeting or any
adjournment thereof.

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                      Dated:  _______________________ 2001

                                      ____________________________________
                                      Signature

                                      ____________________________________
                                      Signature

IMPORTANT: Sign the Proxy exactly as your name or names appear on your Common Stock certificate; in the case of Common Stock held in joint tenancy, each joint tenant must sign. Fiduciaries should indicate their full titles and the capacity in which they sign. Please complete, sign, date, and return this Proxy promptly in the enclosed envelope.


              SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     In order for any shareholder proposal to be included in the Company's Proxy Statement to be issued in connection with the 2002 Annual Meeting of Shareholders, such proposal must be received by the Company no later than May 1, 2002.

     THE FINANCIAL STATEMENTS OF THE COMPANY AS THEY APPEARED IN THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR YEAR ENDED FEBRUARY 28, 2001, TOGETHER WITH THE AUDITORS' REPORT, IS INCLUDED WITH THIS PROXY. A COMPLETE COPY OF THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: GREATBIO TECHNOLOGIES, INC, 150 LUCIUS GORDON DRIVE, SUITE 201, WEST HENRIETTA, NEW YORK, 14586,
ATTENTION: CORPORATE SECRETARY.


                   By Order of the Board of Directors


                           /s/David A. Miller
                                Secretary
Dated:  July 2, 2001
Rochester, New York